CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.2 to Registration Statement No. 333-154254 on Form N-2 of our report dated January 27, 2010, relating to the financial statements and financial highlights of Energy Income and Growth Fund, appearing in the Annual Report on Form N-CSR for the year ended November 30, 2009. We also consent to the incorporation by reference in this Post-Effective Amendment No.2 to Registration Statement No. 333-154254 on Form N-2 of our report dated January 23, 2009, relating to the financial statements and financial highlights of Energy Income and Growth Fund, appearing in the Annual Report on Form N-CSR for the year ended November 30, 2008.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 11, 2010